Exhibit 4.12

ICL INDUSTRIAL CONTAINERS ULC

as Obligor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Collateral Agent

SECURITY AGREEMENT

July 17, 2006

STIKEMAN ELLIOTT LLP

ADDENDA

SCHEDULE “A”	INSTRUMENTS AND SECURITIES
SCHEDULE “B”	INTELLECTUAL PROPERTY
SCHEDULE “C”	LOCATIONS OF COLLATERAL
SCHEDULE “D”	FORM OF CONFIRMATION OF SECURITY INTEREST IN INTELLECTUAL PROPERTY
SCHEDULE “E”	DEPOSIT ACCOUNTS

SECURITY AGREEMENT

Security agreement dated as of July 17, 2006 made by ICL Industrial Containers ULC, to and in favour of Deutsche Bank Trust Company Americas, as Collateral Agent for the benefit of the Secured Creditors.

RECITALS:

(a)	The Administrative Agent and the Lenders have agreed to make certain credit facilities available to the Obligor on the terms and conditions contained in the Credit Agreement;

(b)	The Obliger may at any time and from time to time enter into one or more Interest Rate Protection Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors”); and

(c)	It is a condition precedent to the extension of credit to the Obligor under the Credit Agreement and to the Other Creditors entering into Interest Rate Protection Agreements that the Obligor execute and deliver this Agreement in favour of the Collateral Agent as security for the payment and performance of the Obligor’s obligations under the Credit Agreement and the other Credit Documents to which it is a party.

In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Obligor agrees as follows.

ARTICLE 1 INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Account” means any “account” as such term is defined in the Personal Property Security Act (Ontario) as in effect on the date hereof, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a Governmental Entity, or person licensed or authorized to operate the game by a Governmental Entity. Without limiting the foregoing, the term “Account” shall include all health-care-insurance receivables.

“Administrative Agent” means Deutsche Bank Trust Company Americas acting as administrative agent for the Lenders under the Credit Agreement and any successor agent appointed under the Credit Agreement, and its successors and permitted assigns.

“Agreement” means this security agreement.

“Cash Collateral Account” means a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors.

“CIPO” means the Canadian Intellectual Property Office.

“Collateral” has the meaning specified in Section 2.1.

“Collateral Agent” means Deutsche Bank Trust Company Americas acting as collateral agent for the Secured Creditors and any successor collateral agent appointed under the Credit Agreement and its successors and permitted assigns.

“Contract Rights” means all rights of the Obligor under each Contract, including (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between the Obligor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreements, Other Hedging Agreements, any licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyright” means all copyrights, whether statutory or common law, owned by or assigned to the Obligor, and all exclusive and nonexclusive licenses to the Obligor from third parties or rights to use copyrights owned by such third parties, including the registrations, applications and licenses of the Obligor listed on Schedule B, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Credit Agreement” means the credit agreement dated as of July 17, 2006, among BCO Holding Company, BWAY Corporation, the Obligor, the Lenders, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and the Administrative Agent, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Administrative Agent or Lenders.

“Credit Documents” means the Credit Agreement, this Agreement and each other Credit Document (as such term is defined in the Credit Agreement).

“Deposit Accounts” means all demand, time, savings, passbook or similar accounts.

“Domain Names” means all Internet domain names and associated URL addresses to which the Obligor now or hereafter has any right, title or interest.

“Event of Default” means any Event of Default under, and as defined in, the Credit Agreement.

“Expenses” has the meaning specified in Section 2.2(b).

“Governmental Entity” means any international tribunal, agency, body commission or other authority, any government, executive, parliament, legislature or local authority, or any governmental entity, ministry, department or agency or regulatory authority, court, tribunal, commission or board of or within Canada, or any other foreign jurisdiction, or any political subdivision of any thereof or any authority having jurisdiction therein or any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indemnified Liabilities” has the meaning specified in Section 9.1(1).

“Indemnitee” has the meaning specified in Section 9.1(1).

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (viii) any other intellectual property and industrial property.

“Instruments” means (i) a bill, note or cheque within the meaning of the Bills of Exchange Act (Canada) or any other writing that evidences a right to the payment of money and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, or (ii) a letter of credit and an advice of credit if the letter or advice states that it must be surrendered upon claiming payment thereunder, or (iii) chattel paper or any other writing that evidences both a monetary obligation and a security interest in or a lease of specific goods, or (iv) documents of title or any other writing that purports to be issued by or addressed to a bailee and purports to cover such goods in the bailee’s possession as are identified or fungible portions of an identified mass, and that in the ordinary course of business is treated as establishing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, or (v) any document or writing commonly known as an instrument.

“Lender Creditors” means, collectively, the Lenders, the Administrative Agent and the Collateral Agent.

“Lenders” means the financial institutions listed on Schedule I of the Credit Agreement, any Person who may become a Lender pursuant to the Credit Agreement, and includes each Canadian Lender and any affiliate of any Lender which is acting as a Canadian Lender, and their respective successors and assigns.

“Lien” means (i) any mortgage, charge, pledge, hypothecation, security interest, assignment by way of security, encumbrance, lien (statutory or otherwise), hire purchase agreement, conditional sale agreement, deposit arrangement, title retention agreement or arrangement, or any other assignment, arrangement or condition that in substance secures payment or performance of an obligation, (ii) any trust arrangement, (iii) any arrangement which creates a right of set-off out of the ordinary course of business, or (iv) any agreement to grant any such rights or interests.

“Marks” means all trademarks (including service marks), federal and provincial trademark registrations and applications made by the Obligor, common law trademarks and trade names owned by or assigned to the Obligor, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule B, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

“Obligations” means and includes all of the following:

(a)	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, unpaid principal, if any, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Obligor thereof at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of the Obligor owing to the Secured Creditors, or any one of them, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and each other Credit Document to which the Obligor is a party and the due performance and compliance by the Obligor with all of the terms, conditions and agreements contained in each such Credit Document (“Credit Document Obligations”);

(b)	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Obligor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Obligor to the Other Creditors, or any one of them, now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Protection Agreement, whether such Interest Rate Protection Agreement is now in existence or hereinafter arising (including, without limitation, in the case of a Assignor that is a Guarantor, all obligations, liabilities and indebtedness of such Assignor under its Guaranty in respect of the Interest Rate Protection Agreements), and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such Interest Rate Protection Agreement (“Other Obligations”);

(c)	any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(d)	in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Obligor referred to in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable and invoiced legal fees and court costs;

(e)	all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.1 of this Agreement; and

(f)	all amounts owing to the Administrative Agent or Collateral Agent pursuant to any of the Credit Documents in its capacity as such;

it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

“Obligor” means ICL Industrial Containers ULC, an unlimited liability company existing under the laws of Nova Scotia, and its successors and permitted assigns.

“Other Creditors” has the meaning given to it in the recitals to this Agreement.

“Patents” means all patents issued or assigned to and all patent applications made by the Obligor and, to the extent that the grant of a security interest does not cause a breach or termination thereof, all exclusive and nonexclusive licenses to the Obligor from third parties or rights to use patents owned by such third parties, including the patents, patent applications and licenses listed on Schedule B, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations promulgated thereunder or other personal property security legislation of the applicable Canadian province or provinces in respect of the Obligor (including the Civil Code of the Province of Quebec) and the Regulation respecting the register of personal and movable real rights promulgated thereunder as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Primary Obligations” has the meaning specified in Section 10.10(2).

“Pro Rata Share” has the meaning specified in Section 10.10(2).

“Registrable Intellectual Property” means any Intellectual Property in respect of which ownership, title, security interests, charges or encumbrances are capable of registration, recording or notation with any Governmental Entity pursuant to applicable laws.

“Required Secured Creditors” means (i) at any time when any Credit Document Obligations are outstanding or any Commitments under the Credit Agreement exist, the Required Lenders (or, to the extent provided in Section 13.12 of the Credit Agreement, each of the Lenders) and (ii) at any time after all of the Credit Document Obligations have been paid in full and all Commitments under the Credit Agreement have been terminated and no further Commitments may be provided thereunder, the holders of a majority of the Other Obligations.

“Restricted Asset” has the meaning specified in Section 2.4(1).

“Secondary Obligations” has the meaning specified in Section 10.10(2).

“Secured Creditors” means the Lender Creditors and the Other Creditors.

“Secured Obligations” has the meaning specified in Section 2.2(b).

“Securities” means:

(a)	a document that is (i) issued in bearer, order or registered form, (ii) of a type commonly dealt in upon securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment, (iii) one of a class or series or by its terms is divisible into a class or series of documents, and (iv) evidence of a share, participation or other interest in property or in any enterprise or is evidence of an obligation of the issuer and includes an uncertificated security; and

(b)	a share, participation or other interest in a Person;

but excludes

(c)	any ULC Shares.

“Security Interest” has the meaning specified in Section 2.2.

“Termination Date” means that date upon which the Total Commitment under the Credit Agreement has been terminated and all Interest Rate Protection Agreements entered into with any Other Creditor have been terminated, no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full, all Letters of Credit issued under the Credit Agreement have been terminated and all Obligations then due and payable have been paid in full.

“Trade Secrets” means any secretly held existing engineering or other proprietary data, information, formulas, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of the Obligor worldwide, whether written or not.

“Trade Secret Rights” means the rights of the Obligor in any Trade Secrets it holds or owns.

“ULC Shares” means shares in any unlimited company (sometimes called an “unlimited liability company”) at any time owned or otherwise held by the Obligor.

Section 1.2 Interpretation.

(1)	Terms defined in the Personal Property Security Act (Ontario) as in effect on the date hereof and used but not otherwise defined in this Agreement have the same meanings. Capitalized terms used in this Agreement but not defined have the meanings given to them in the Credit Agreement.

(2)	Any reference in any Credit Document to Liens permitted by the Credit Agreement and any right of the Obligor to create or suffer to exist Liens permitted by the Credit Agreement are not intended to and do not and will not subordinate the Security Interest to any such Lien or give priority to any Person over the Secured Creditors.

(3)	In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Agreement.

(4)	Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(5)	The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(6)	The schedules attached to this Agreement form an integral part of it for all purposes of it.

(7)	Any reference to this Agreement, any Credit Document or any Security Document refers to this Agreement or such Credit Document or Security Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules attached to it. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

ARTICLE 2 SECURITY

Section 2.1 Grant of Security.

Subject to Section 2.4, the Obligor grants to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Collateral Agent, for the benefit of the Secured Creditors, all of the property and undertaking of the Obligor now owned or hereafter acquired and all of the property and undertaking in which the Obligor now has or hereafter acquires any interest (collectively, the “Collateral”) including all of the Obligor’s:

(a)	present and after acquired personal property;

(b)	inventory including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, goods used in or procured for packing and materials used or consumed in the business of the Obligor;

(c)	equipment, machinery, furniture, fixtures, plant, vehicles and other goods of every kind and description and all licences and other rights and all related records, files, charts, plans, drawings, specifications, manuals and documents;

(d)	accounts due or accruing and all related agreements, books, accounts, invoices, letters, documents and papers recording, evidencing or relating to them;

(e)	money, documents of title and chattel paper;

(f)	Instruments and Securities, including the Instruments and Securities listed in Schedule “A”;

(g)	intangibles including all security interests, goodwill, choses in action, Contracts, Contract Rights, Deposit Accounts, licenses and other contractual benefits;

(h)	Intellectual Property including the Registrable Intellectual Property listed in Schedule “B”;

(i)	all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in Sections 2.1(a) through Section 2.1(h) inclusive; and

(j)	all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in Section 2.1(a) through Section 2.1(i) inclusive, including the proceeds of such proceeds.

Section 2.2 Secured Obligations.

The security interest, assignment, mortgage, charge, hypothecation and pledge granted by this Agreement (collectively, the “Security Interest”) secures the payment and performance of:

(a)	the Obligations; and

(b)	all expenses, costs and charges incurred by or on behalf of the Secured Creditors in connection with this Agreement, the Security Interest or the Collateral, including all reasonable legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Collateral, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Secured Creditors’ interest in any Collateral, whether or not directly relating to the enforcement of this Agreement or any other Credit Document (collectively, the “Expenses” and, together with the Obligations, the “Secured Obligations”).

Section 2.3 Attachment.

(1)	The Obligor acknowledges that (i) value has been given, (ii) it has rights in the Collateral (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received a copy of this Agreement.

(2)	If any Securities or Instruments are now or at any time become evidenced, in whole or in part, by uncertified securities registered or recorded in records maintained by or on behalf of the issuer thereof in the name of a clearing agency or a custodian or of a nominee of either, the Obligor will, at the request of the Collateral Agent, cause an appropriate entry to be made in the records of the clearing agency or custodian to record the interest of the Collateral Agent in such Securities or Instruments created pursuant to this Agreement.

(3)

The Obligor hereby delivers to and deposits with the Collateral Agent any and all certificates, notes and other instruments evidencing the Securities listed in Schedule A, together with, in each case, a stock power duly endorsed in blank for transfer or other undated instruments of transfer satisfactory to the Collateral Agent and duly executed in blank and such other instruments of transfer and documents as the Collateral Agent may reasonably request. The Obligor also hereby delivers to and deposits with the Collateral Agent the Instruments listed in Schedule A together with, in each case, undated instruments of transfer satisfactory to the Collateral Agent and duly executed in blank and such other instruments of endorsement or assignment and as the Collateral Agent may reasonably request.

(4)	If the Obligor acquires any Instruments having a value in excess of US$50,000 or any Securities, the Obligor will notify the Collateral Agent in writing and provide the Collateral Agent with a revised Schedule A recording the acquisition and particulars of such Instruments or Securities within 10 Business Days after such acquisition, provided that at no time shall the aggregate principal amount of all Instruments held by the Obligor and not so delivered to the Collateral Agent exceed US$250,000. Upon request by the Collateral Agent, the Obligor will promptly deliver to and deposit with the Collateral Agent any such Securities or Instruments as security for the Secured Obligations. The Obligor will also promptly inform the Collateral Agent in writing of the acquisition by the Obligor of any ULC Shares.

(5)	At the request of the Collateral Agent the Obligor will (i) cause the transfer of any Securities or Instruments to the Collateral Agent to be registered wherever such registration may be required or advisable in the reasonable opinion of the Collateral Agent, (ii) duly endorse any such Securities or Instruments for transfer in blank or register them in the name of the Collateral Agent or its nominee or otherwise as the Collateral Agent may reasonably direct, and (iii) immediately deliver to the Collateral Agent any and all consents or other documents which may be necessary to effect the transfer of any such Securities or Instruments to the Collateral Agent or any third party.

(6)	Whenever the Obligor is obligated to deliver a stock power duly endorsed in blank for transfer it shall be accompanied by a certified copy of a resolution of the board of directors of the issuer. Upon the reasonable request of the Collateral Agent, the signature of the Obligor on the power of attorney and the stock transfer shall be guaranteed by a Canadian bank, trust or loan corporation or investment dealer. In order to allow the Obligor to vote any Securities registered in the Agent’s name or the name of its nominee, the Agent will prior to, and may after, the Security Interest being enforceable, at the request and the expense of the Obligor, (i) execute valid proxies appointing proxyholders to attend and act at meetings of shareholders, and (ii) execute resolutions in writing, all pursuant to the relevant provisions of the issuer’s governing legislation.

(7)	The Obligor will promptly notify the Collateral Agent in writing of the acquisition by the Obligor of any Registrable Intellectual Property. The Obligor will provide the Collateral Agent with a revised Schedule B recording the acquisition and particulars of such additional Intellectual Property.

(8)	Immediately upon the request of the Collateral Agent, the Obligor will furnish the Collateral Agent in writing the description of all Registrable Intellectual Property or applications for Registrable Intellectual Property of the Obligor.

Section 2.4 Scope of Security Interest.

(1)	To the extent that an assignment of amounts payable and other proceeds arising under or in connection with, or the grant of a security interest in any agreement, licence, permit or quota of the Obligor would result in the breach or termination of such agreement, licence, permit or quota (each, a “Restricted Asset”), the Security Interest with respect to each Restricted Asset will constitute a trust created in favour of the Collateral Agent, for the benefit of the Secured Creditors, pursuant to which the Obligor holds as trustee all proceeds arising under or in connection with the Restricted Asset in trust for the Collateral Agent, for the benefit of the Secured Creditors, on the following basis:

(a)	subject to the Credit Agreement, until the Security Interest is enforceable, the Obligor is entitled to receive all such proceeds; and

(b)	whenever the Security Interest is enforceable, (i) all rights of the Obligor to receive such proceeds cease and all such proceeds will be immediately paid over to the Collateral Agent for the benefit of the Secured Creditors, and (ii) the Obligor will take all actions requested by the Collateral Agent to collect and enforce payment and other rights arising under the Restricted Asset.

Subject to the next following sentence, the Obligor will use all commercially reasonable efforts to obtain the consent of each other party to any and all Restricted Assets to the assignment of such Restricted Asset to the Collateral Agent in accordance with this Agreement. Except for the landlord waivers required prior to the Initial Borrowing Date and other consents as may be required from time to time under the Credit Agreement, the Obligor will not be required to obtain the consent of the landlords in respect of the Leaseholds of the Obligor. The Obligor will also use all commercially reasonable efforts to ensure that all agreements entered into on and after the date of this Agreement expressly permit assignments of the benefits of such agreements as collateral security to the Collateral Agent in accordance with the terms of this Agreement.

(2)	The Security Interest with respect to trade-marks constitutes a security interest in, and a charge, hypothecation and pledge of, such Collateral in favour of the Collateral Agent for the benefit of the Secured Creditors, but does not constitute an assignment of such Collateral to the Collateral Agent or any Secured Creditor.

(3)	Until the Security Interest is enforceable, the grant of the Security Interest in the Intellectual Property does not affect in any way the Obligor’s rights to commercially exploit the Intellectual Property, defend it, enforce the Obligor’s rights in it or with respect to it against third parties in any court or claim and be entitled to receive any damages with respect to any infringement of it.

(4)	The Security Interest does not extend to consumer goods or ULC Shares.

(5)	The Security Interest does not extend or apply to the last day of the term of any lease or sublease of real property or any agreement for a lease or sublease of real property, now held or hereafter acquired by the Obligor, but the Obligor will stand possessed of any such last day upon trust to assign and dispose of it as the Collateral Agent may reasonably direct.

Section 2.5 Grant of Licence to Use Intellectual Property.

At such time as the Collateral Agent is lawfully entitled to exercise its rights and remedies under Article 3, the Obligor grants to the Collateral Agent an irrevocable, nonexclusive licence (exercisable without payment of royalty or other compensation to the Obligor) to use, assign or sublicense any Intellectual Property in which the Obligor has rights wherever the same may be located, including in such licence access to (i) all media in which any of the licensed items may be recorded or stored, and (ii) all software and computer programs used for compilation or print-out. The license granted under this Section is to enable the Collateral Agent to exercise its rights and remedies under Article 3 and for no other purpose.

Section 2.6 Care and Custody of Collateral.

(1)	Neither the Collateral Agent nor any other Secured Creditor has any obligation to keep Collateral in their possession identifiable.

(2)	The Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, (i) notify any Person obligated on an Instrument, Security or account to make payments to the Collateral Agent, whether or not the Obligor was previously making collections on such accounts, chattel paper, instruments, and (ii) assume control of any proceeds arising from the Collateral.

(3)	The Collateral Agent has no obligation to collect dividends, distributions or interest payable on, or exercise any option or right in connection with, any

Securities or Instruments. The Collateral Agent has no obligation to protect or preserve any Securities or Instruments from depreciating in value or becoming worthless and is released from all responsibility for any loss of value. In the physical keeping of any Securities, the Collateral Agent is only obliged to exercise the same degree of care as it would exercise with respect to its own Securities kept at the same place.

Section 2.7 Rights of the Obligor.

(1)	Until the occurrence of an Event of Default which is continuing, the Obligor is entitled to vote the Securities that are part of the Collateral and to receive all dividends and distributions on such Securities. Upon the occurrence and during the continuance of an Event of Default, all rights of the Obligor to vote (under any proxy given by the Collateral Agent (or its nominee) or otherwise) or to receive distributions or dividends cease and all such rights become vested solely and absolutely in the Collateral Agent.

(2)	Any distributions or dividends received by the Obligor contrary to Section 2.7(1) or any other moneys or property received by the Obligor after the Security Interest is enforceable will be received as trustee for the Collateral Agent and the Secured Creditors and shall be immediately paid over to the Collateral Agent.

Section 2.8 Expenses.

The Obligor is liable for and will pay on demand by the Collateral Agent any and all Expenses.

ARTICLE 3

ENFORCEMENT

Section 3.1 Enforcement.

The Security Interest becomes and is enforceable against the Obligor upon the occurrence and during the continuance of an Event of Default.

Section 3.2 Remedies.

Whenever the Security Interest is enforceable, the Collateral Agent may realize upon the Collateral and enforce the rights of the Collateral Agent and the Secured Creditors by:

(a)	entry onto any premises where Collateral consisting of tangible personal property may be located;

(b)	entry into possession of the Collateral by any method permitted by law;

(c)	sale, grant of options to purchase, or lease of all or any part of the Collateral;

(d)	holding, storing and keeping idle or operating all or any part of the Collateral;

(e)	exercising and enforcing all rights and remedies of a holder of the Securities and Instruments as if the Collateral Agent were the absolute owner thereof (including, if necessary, causing the Collateral to be registered in the name of the Collateral Agent or its nominee if not already done);

(f)	collection of any proceeds arising in respect of the Collateral;

(g)	collection, realization or sale of, or other dealing with, the accounts;

(h)	license or sublicense, whether on an exclusive or nonexclusive basis, any Intellectual Property for such term and on such conditions and in such manner as the Collateral Agent in its sole judgment determines (taking into account such provisions as may be necessary to protect and preserve such Intellectual Property);

(i)	instruction to any bank which has entered into a control agreement with the Collateral Agent to transfer all moneys, Securities and Instruments held by such depositary bank to an account maintained with or by the Collateral Agent;

(j)	application of any moneys constituting Collateral or proceeds thereof in accordance with Section 10.10;

(k)	appointment by instrument in writing of a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;

(l)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(m)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;

(n)	filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to the Obligor; and

(o)	any other remedy or proceeding authorized or permitted under the Personal Property Security Act (Ontario) or otherwise by law or equity.

Section 3.3 Additional Rights.

In addition to the remedies set forth in Section 3.2 and elsewhere in this Agreement, whenever the Security Interest is enforceable, the Collateral Agent may:

(a)	require the Obligor, at the Obligor’s expense, to assemble the Collateral at a place or places designated by notice in writing and the Obligor agrees to so assemble the Collateral immediately upon receipt of such notice;

(b)	require the Obligor, by notice in writing, to disclose to the Collateral Agent the location or locations of the Collateral and the Obligor agrees to promptly make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Obligor or otherwise;

(d)	redeem any prior security interest against any Collateral, procure the transfer of such security interest to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on Obligor);

(e)	pay any liability secured by any Lien against any Collateral (the Obligor will immediately on demand reimburse the Collateral Agent for all such payments);

(f)	carry on all or any part of the business of the Obligor and, to the exclusion of all others including the Obligor, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by the Obligor for such time as the Collateral Agent sees fit, free of charge, and the Collateral Agent and the Secured Creditors are not liable to the Obligor for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(g)	borrow for the purpose of carrying on the business of the Obligor or for the maintenance, preservation or protection of the Collateral and grant a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment;

(h)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Obligor; and

(i)	at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to the Obligor or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Collateral Agent, the Collateral Agent may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Secured Obligations then due and payable to it as a credit against the purchase price.

Section 3.4 Exercise of Remedies.

The remedies under Section 3.2 and Section 3.3 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Collateral Agent and the Secured Creditors however arising or created. The Collateral Agent and the Secured Creditors are not bound to exercise any right or remedy, and the exercise of rights and remedies is without prejudice to the rights of the Collateral Agent and the Secured Creditors in respect of the Secured Obligations including the right to claim for any deficiency.

Section 3.5 Receiver’s Powers.

(1)	Any receiver appointed by the Collateral Agent is vested with the rights and remedies which could have been exercised by the Collateral Agent in respect of the Obligor or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Collateral Agent.

(2)	Any receiver appointed by the Collateral Agent will act as agent for the Collateral Agent for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Obligor. The receiver may sell, lease, or otherwise dispose of Collateral as agent for the Obligor or as agent for the Collateral Agent as the Collateral Agent may determine in its discretion. The Obligor agrees to ratify and confirm all actions of the receiver acting as agent for the Obligor, and to release and indemnify the receiver in respect of all such actions.

(3)	The Collateral Agent, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, the Obligor or otherwise and is not responsible for any misconduct or negligence of such receiver.

Section 3.6 Appointment of Attorney.

The Obligor hereby irrevocably constitutes and appoints the Collateral Agent (and any officer of the Collateral Agent) the true and lawful attorney of the Obligor. As the attorney of the Obligor, the Collateral Agent has the power to exercise for and in the name of the Obligor with full power of substitution, upon the occurrence and during the continuance of an Event of Default, any of the Obligor’s right (including the right of disposal), title and interest in and to the Collateral including the execution, endorsement, delivery and transfer of the Collateral to the Collateral Agent, its nominees or transferees, and the Collateral Agent and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Collateral to the same extent as the Obligor might do. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of the Obligor. This power of attorney extends to and is binding upon the Obligor’s successors and permitted assigns. The Obligor authorizes the Collateral Agent to delegate in writing to another Person any power and authority of the Collateral Agent under this power of attorney as may be necessary or desirable in the opinion of the Collateral Agent, and to revoke or suspend such delegation.

Section 3.7 Dealing with the Collateral.

(1)	The Collateral Agent and the Secured Creditors are not obliged to exhaust their recourse against the Obligor or any other Person or against any other security they may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Collateral Agent may consider desirable.

(2)	The Collateral Agent and the Secured Creditors may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligor and with other Persons, sureties or securities as they may see fit without prejudice to the Secured Obligations, the liability of the Obligor or the rights of the Collateral Agent and the Secured Creditors in respect of the Collateral.

(3)	Except as otherwise provided by law or this Agreement, the Collateral Agent and the Secured Creditors are not (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any Persons in respect of the Collateral, (iii) responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral, or (iv) bound to protect the Collateral from depreciating in value or becoming worthless.

Section 3.8 Standards of Sale.

Without prejudice to the ability of the Collateral Agent to dispose of the Collateral in any manner which is commercially reasonable, the Obligor acknowledges that:

(a)	the Collateral may be disposed of in whole or in part;

(b)	the Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of such Collateral may be the Collateral Agent, a Secured Creditor or a customer of any such Person;

(d)	any sale conducted by the Collateral Agent will be at such time and place, on such notice and in accordance with such procedures as the Collateral Agent, in its sole discretion, may deem advantageous;

(e)	the Collateral may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Collateral) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;

(f)	a disposition of the Collateral may be on such terms and conditions as to credit or otherwise as the Collateral Agent, in its sole discretion, may deem advantageous; and

(g)	the Collateral Agent may establish an upset or reserve bid or price in respect of the Collateral.

Section 3.9 Dealings by Third Parties.

(1)	No Person dealing with the Collateral Agent, any of the Secured Creditors or an agent or receiver is required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such Person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Collateral Agent or the Secured Creditors by the Obligor, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Collateral Agent or any Secured Creditor with the Collateral, or (vi) how any money paid to the Collateral Agent or the Secured Creditors has been applied.

(2)	Any bona fide purchaser of all or any part of the Collateral from the Collateral Agent or any receiver or agent will hold the Collateral absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Obligor, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser together with all rights of redemption, stay or appraisal which the Obligor has or may have under any rule of law or statute now existing or hereafter adopted.

Section 3.10 Registration Rights.

If the Collateral Agent determines to exercise its right to sell any or all of the Securities that are Collateral, and if in the opinion of the Collateral Agent it is necessary or advisable to have any such Securities:

(a)	qualified for distribution by prospectus pursuant to the applicable securities legislation in any or all provinces and territories of Canada, the Obligor will use its best efforts to cause the issuer thereof to (i) use its best efforts to file, and obtain a receipt from the applicable securities regulatory authorities, for a preliminary and final prospectus offering for sale such number of Securities as the Collateral Agent directs; and (ii) execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such certificates, instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to qualify such Securities for distribution by prospectus pursuant to the applicable securities legislation in any or all provinces of Canada; or

(b)	sold or registered under the provisions of the U.S. Securities Act of 1933, as amended, the Obligor will use its best efforts to cause the issuer thereof to (i) execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Securities pledged hereunder, or that portion thereof to be sold, under the provisions of the U.S. Securities Act of 1933, as amended, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Securities pledged hereunder, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the U.S. Securities Act of 1933, as amended, and the rules and regulations applicable thereto.

The Obligor agrees to use its best efforts to cause such issuer to comply with the provisions of the securities legislation in effect in any or all of the provinces of Canada, the U.S. Securities Act of 1933, as amended, and the securities or “Blue Sky” laws of any jurisdictions outside Canada, in each case, which the Collateral Agent designates.

ARTICLE 4

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

The Obligor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

Section 4.1 Necessary Filings.

The Security Interest granted by the Obligor to the Collateral Agent pursuant to this Agreement in and to the Collateral for the benefit of the Collateral Agent and Secured Creditors creates a valid security interest and Lien upon the Obligor’s right, title and Interest to the Collateral and together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the PPSA or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or by filing a financing statement under the PPSA or other relevant law as enacted in any relevant jurisdiction. Upon the recordation of the Confirmation of Security Interest in the form of Schedule D in Registrable Intellectual Property with CIPO, together with the filings of financing statements under the PPSA made on or prior to the Effective

Date, the Security Interest shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligor in the Registrable Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in CIPO may be necessary to perfect a Lien on Registrable Intellectual Property acquired by the Obligor after the date hereof).

Section 4.2 No Liens.

The Obligor is, and as to all Collateral acquired by it from time to time after the date hereof the Obligor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and the Obligor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

Section 4.3 Other Financing Statements.

As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, the Obligor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by the Obligor or in connection with Permitted Liens.

Section 4.4 Chief Executive Office, Record Locations.

The chief executive office of the Obligor is, on the date of this Agreement, located at the address indicated on Schedule “C”. During the period of the four calendar months preceding the date of this Agreement, the chief executive office of the Obligor has not been located at any address other than that indicated on Schedule “C” in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Schedule “C”.

Section 4.5 Location of Inventory and Equipment.

All inventory and equipment held on the date hereof, or held at any time during the four calendar months prior to the date hereof, by the Obligor is located at one of the locations, or in transit to one of the locations, shown on Schedule “C”.

Section 4.6 Legal Names; Type of Organization; Jurisdiction of Organization; Chief Executive Office; Changes Thereto; etc.

The exact legal name of the Obligor, the type of organization of the Obligor and the jurisdiction of organization of the Obligor is listed on Schedule “C”. The Obligor shall not change its legal name, its type of organization, its jurisdiction of organization or its chief executive office from that set forth on Schedule “C”, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Credit Documents and so long as same do not involve the Obligor changing its jurisdiction of organization or chief executive office from Canada or a Province thereof to a jurisdiction of organization or chief executive office, as the case may be, outside Canada or a Province thereof) if (i) it shall have given to the Collateral Agent not less than 10 Business Days’ prior written notice of each change to the information listed on Schedule “C” (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule “C” which shall correct all information contained therein, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 4.7 Trade Names; etc.

The Obligor does not have or operate in any jurisdiction under, or in the preceding five years has not had and has not operated in any jurisdiction under, any trade names, fictitious names or other names except its legal name as specified in Schedule “C” and such other trade or fictitious names as are listed on Schedule “B”. The Obligor shall not assume or operate in any jurisdiction under any new trade, fictitious or other name until (i) it shall have given to the Collateral Agent not less than 5 days’ written notice of its intention so to do, clearly describing such new name and the jurisdictions in which such new name will be used and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 4.8 Certain Significant Transactions.

During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into the Obligor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, the Obligor, except as described in Schedule “C”. With respect to any transactions so described in Schedule “C”, the Obligor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with the Obligor, or was liquidated into or transferred all or substantially all of its assets to the Obligor, and shall have furnished to the Collateral Agent such PPSA lien searches as may have been requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the Obligor by such Person).

Section 4.9 Unextracted Collateral; Timber-Until-it-is-Cut.

On the date hereof, the Obligor does not own, or expect to acquire, any property which constitutes, or would constitute, unextracted minerals or hydrocarbons or uncut timber. If at any time after the date of this Agreement the Obligor owns, acquires or obtains rights to any unextracted minerals or hydrocarbons or uncut timber, the Obligor shall furnish the Collateral Agent with prompt written notice thereof (which notice shall describe in reasonable detail the unextracted minerals or hydrocarbons or uncut timber and the locations thereof) and shall take all actions as may be deemed reasonably necessary or desirable by the Collateral Agent to perfect the security interest of the Collateral Agent therein.

Section 4.10 Collateral in the Possession of a Bailee.

If any inventory or other goods of the Obligor, the aggregate fair market value of which is equal to or greater than $250,000, are at any time in the possession of a bailee (other than the Collateral Agent), the Obligor shall promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, shall use its reasonable best efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of the Obligor. The Collateral Agent agrees with the Obligor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Obligor with respect to any such bailee.

Section 4.11 Recourse.

This Agreement is made with full recourse to the Obligor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Obligor contained herein, in the other Credit Documents and otherwise in writing in connection herewith or therewith.

ARTICLE 5

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS;

INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

Section 5.1 Additional Representations and Warranties.

As of the time when each of its Accounts arises, the Obligor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of the Obligor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will, to the knowledge of the Obligor, evidence true and valid obligations, enforceable in accordance with their respective terms, and (iv) will be in compliance and will conform in all material respects with all applicable federal, provincial and local laws and applicable laws of any relevant foreign jurisdiction.

Section 5.2 Maintenance of Records.

The Obligor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, including, but not limited to, originals of all documentation (including each Contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and the Obligor will make the same available on the Obligor’s premises to the Collateral Agent for inspection, at the Obligor’s own cost and expense, at any and all reasonable times upon prior notice to the Obligor and otherwise in accordance with the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, the Obligor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by the Obligor). Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs, the Obligor shall legend, in form and manner satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of the Obligor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

Section 5.3 Direction to Account Debtors; Contracting Parties; etc.

Upon the occurrence and during the continuance of an Event of Default following written notice to the Obligor, if the Collateral Agent so directs the Obligor, the Obligor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as the Obligor. Without notice to or assent by the Obligor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Obligations in the manner provided in Section 10.10 of this Agreement. The reasonable costs and expenses of collection (including reasonable legal fees), whether incurred by the Obligor or the Collateral Agent, shall be borne by the Obligor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the Obligor, provided that (x) the failure by the Collateral Agent to so notify the Obligor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 5.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 10.05 of the Credit Agreement has occurred and is continuing.

Section 5.4 Modification of Terms; etc.

Except in accordance with the Obligor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 5.5, the Obligor shall not rescind or cancel any indebtedness evidenced by any Account or under any Contract, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract, or interest therein without the prior written consent of the Collateral Agent unless such rescissions, cancellations, modifications, adjustments, extensions, renewals, compromises, settlements, releases or sales would not reasonably be expected to materially adversely affect the value of the Accounts or Contracts constituting Collateral taken as a whole. The Obligor will not do anything to impair the rights of the Collateral Agent in the Accounts or Contracts.

Section 5.5 Collection.

The Obligor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, the Obligor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which the Obligor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which the Obligor finds appropriate in accordance with reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable legal fees) of collection, whether incurred by the Obligor or the Collateral Agent, shall be borne by the Obligor.

Section 5.6 Instruments.

If the Obligor owns or acquires any Instrument constituting Collateral (other than checks and other payment instruments received and collected in the ordinary course of business), the Obligor will within 10 Business Days notify the Collateral Agent thereof, and upon request by the Collateral Agent will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent, provided that, so long as no Event of Default shall have occurred and be continuing, the Obligor may retain for collection in the ordinary course of business any Instrument received by the Obligor in the ordinary course of business, and the Collateral Agent shall, promptly upon request of the Obligor, make appropriate arrangements for making any Instruments in its possession and pledged by the Obligor available to the Obligor for purposes of presentation, collection or renewal. If the Obligor retains possession of any Instruments pursuant to the terms hereof, such Instrument shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interests of Deutsche Bank Trust Company Americas, as collateral agent, for the benefit of itself and certain Lenders”.

Section 5.7 Obligor Remains Liable Under Accounts.

Anything herein to the contrary notwithstanding, the Obligor shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of the Obligor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

Section 5.8 Obligor Remains Liable Under Contracts.

Anything herein to the contrary notwithstanding, the Obligor shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of the Obligor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

Section 5.9 Deposit Accounts; etc.

The Obligor does not maintain, or at any time after the date of this Agreement shall not establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank whose jurisdiction is within a Province of Canada. Schedule “E” accurately sets forth, as of the date of this Agreement, each Deposit Account maintained by the Obligor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and the jurisdiction of the respective bank with respect to such Deposit Account.

Section 5.10 Letter-of-Credit Rights.

If the Obligor is at any time a beneficiary under a letter of credit with a stated amount of $1,000,000 or more, the Obligor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, the Obligor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its reasonable best efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default (it being understood that unless an Event of Default has occurred and is continuing such proceeds shall be released to the Obligor).

Section 5.11 Chattel Paper.

The Obligor will promptly (and in any event within 10 days) following any reasonable request by the Collateral Agent, deliver all of its chattel paper to the Collateral Agent, provided that, so long as no Event of Default shall have occurred and be continuing, the Obligor may retain for collection in the ordinary course of business any chattel paper received by the Obligor in the ordinary course of business, and the Collateral Agent shall, promptly upon request of the Obligor, make appropriate arrangements for making any chattel paper in its possession and pledged by the Obligor available to the Obligor for purposes of presentation, collection or renewal. If the Obligor retains possession of any chattel paper pursuant to the terms hereof, such chattel paper shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interests of Deutsche Bank Trust Company Americas, as collateral agent, for the benefit of itself and certain Lenders”.

Section 5.12 Further Actions.

The Obligor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

Section 5.13 Overriding Provisions with respect to TL Priority Collateral.

Notwithstanding anything to the contrary contained above in this Article III, or elsewhere in this Agreement or any other U.S. Security Agreement, to the extent the provisions of this Agreement (or any other Security Documents) require the delivery of, or control over, TL Priority Collateral to be granted to the Collateral Agent at any time prior to the TL Credit Documents Obligations Termination Date, then delivery of such TL Priority Collateral (or control with respect thereto) shall instead be granted to the Term Collateral Agent, to be held in accordance with the TL Credit Documents and the Intercreditor Agreement. Furthermore, at all times prior to the TL Credit Document Obligations Termination Date, the Collateral Agent is authorized by the parties hereto to effect the transfers of TL Priority Collateral at any time in it possession (and any “control” or similar agreements with respect to the TL Priority Collateral) to the Term Collateral Agent.

ARTICLE 6

SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN

NAMES

Section 6.1 Additional Representations and Warranties.

The Obligor represents and warrants that it is the true and lawful owner of all right, title and interest in and to the registered Marks and Domain Names listed in Schedule B and that said listed Marks and Domain Names include all Canadian marks registered in and applications for Canadian marks pending in CIPO and all

Domain Names, that the Obligor owns or purports to own as of the date hereof. The Obligor represents and warrants that it owns, is licensed to use or otherwise has the right to use, all Marks and Domain Names that it uses. The Obligor further warrants that it has no knowledge of any third party claim received by it that any aspect of the Obligor’s present or contemplated business operations infringes or will infringe any trademark, service mark or trade name of any other Person other than as has not, and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Obligor represents and warrants that all Canadian trademark registrations and applications and Domain Name registrations listed in Schedule B are valid, subsisting, have not been cancelled and that the Obligor is not aware of any third-party claim that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said applications will not mature into registrations. The Obligor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by CIPO or similar registrar in order to effect an absolute assignment of all right, title and interest in each Mark and/or Domain Name, and record the same.

Section 6.2 Licenses and Assignments.

Except as otherwise permitted by the Credit Documents, the Obligor hereby agrees not to divest itself of any right under any Mark or Domain Name absent prior written approval of the Collateral Agent.

Section 6.3 Infringements.

The Obligor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who the Obligor believes is, or may be, infringing or diluting or otherwise violating any of the Obligor’s rights in and to any Mark or Domain Name in any manner that could reasonably be expected to have a Material Adverse Effect, or with respect to any party claiming that the Obligor’s use of any Mark or Domain Name material to the Obligor’s business violates in any material respect any property right of that party. The Obligor further agrees to prosecute diligently in accordance with reasonable business practices any Person infringing any Mark or Domain Name in any manner that could reasonably be expected to have a Material Adverse Effect.

Section 6.4 Preservation of Marks and Domain Names.

The Obligor agrees to use its Marks and Domain Names which are material to it’s business during the time in which this Agreement is in effect and to take all such other actions as are reasonably necessary to preserve such Marks as trademarks or service marks under the laws of Canada (other than any such Marks or Domain Names which are no longer used or useful in its business or operations).

Section 6.5 Maintenance of Registration.

The Obligor shall, at its own expense, diligently process all documents reasonably required to maintain all Mark and/or Domain Name registrations, including but not limited to affidavits of use and applications for renewals of registration in CIPO for all of its material registered Marks, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent such consent not to be unreasonably withheld or delayed (other than with respect to registrations and applications deemed by the Obligor in its reasonable business judgment to be no longer prudent to pursue).

Section 6.6 Future Registered Marks and Domain Names.

If any Mark registration is issued hereafter to the Obligor as a result of any application now or hereafter pending before CIPO or any Domain Name is registered by the Obligor, within 60 days of receipt of such certificate or similar indicia of ownership, the Obligor shall deliver to the Collateral Agent a copy of such registration certificate or similar indicia of ownership with a Confirmation of Security Interest in the form of Schedule D in respect of such Mark and/or Domain Name confirming the assignment for security of such Mark and/or Domain Name and immediately make all such filings, registrations and recordings as are necessary or appropriate to perfect the Security Interest granted to the Collateral Agent in the Mark and/or Domain Name.

Section 6.7 Remedies.

If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the Obligor, take any or all of the following actions: (i) declare the entire right, title and interest of the Obligor in and to each of the Marks and Domain Names, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 3.6 to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Marks or Domain Names and the goodwill of the Obligor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of the Obligor in connection with which the Marks or Domain Names have been used; and (iii) direct the Obligor to refrain, in which event the Obligor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and the Obligor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Marks or Domain Names and registrations and any pending trademark applications in the Canadian Intellectual Property Office or applicable Domain Name registrar to the Collateral Agent.

ARTICLE 7

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND

TRADE SECRETS

Section 7.1 Additional Representations and Warranties.

The Obligor represents and warrants that it is the true and lawful owner of all rights in (i) all Trade Secret Rights, (ii) the Patents listed in Schedule “B” and that said Patents include all the Canadian patents and pending applications for Canadian patents that the Obligor owns or purports to own as of the date hereof and (iii) the Copyrights listed in Schedule “B” for and that said Copyrights include all the Canadian copyrights registered with CIPO and applications to Canadian copyrights that the Obligor owns or purports to own as of the date hereof. The Obligor further warrants and that it has no knowledge of any third party claim that any aspect of the Obligor’s present or contemplated business operations infringes or will infringe any patent or copyright of any other Person or the Obligor has misappropriated any trade secret or proprietary information which, in either of the foregoing cases either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Obligor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by CIPO in order to effect an absolute assignment of all right, title and interest in each Patent or Copyright, and to record the same.

Section 7.2 Licenses and Assignments.

Except as otherwise permitted by the Credit Documents, the Obligor hereby agrees not to divest itself of any right under any Patent or Copyright absent prior written approval of the Collateral Agent.

Section 7.3 Infringements.

The Obligor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to the Obligor with respect to any infringement, contributing infringement or active inducement to infringe or other violation of the Obligor’s rights in any Patent or Copyright or to any written claim received by the Obligor that the practice of any patent or use of any copyright violates any property right of a third party, or with respect to any misappropriation of any Trade Secret Right or any written claim received by the Obligor that practice of any trade secret violates any property right of a third party, in each case, in any manner which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Obligor further agrees, absent direction of the Collateral Agent to the contrary, to diligently prosecute, in accordance with its reasonable business judgment, any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret Right, in each case to the extent that such infringement or misappropriation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.4 Maintenance of Patents or Copyrights.

At its own expense, the Obligor shall make timely payment of all post-issuance fees required to maintain in force its rights under each Patent or Copyright, absent prior written consent of the Collateral Agent (other than any such Patents or Copyrights which are no longer used or are deemed by the Obligor in its reasonable business judgment to no longer be necessary or useful in its business or operations).

Section 7.5 Prosecution of Patent or Copyright Applications.

At its own expense, the Obligor shall diligently prosecute all material applications for (i) Canadian Patents listed in Schedule “B” and (ii) Copyrights listed on Schedule “B”, in each case for the Obligor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies (other than applications that are deemed by the Obligor in its reasonable business judgment to no longer be necessary in the conduct of the Obligor’s business), absent written consent of the Collateral Agent not to be unreasonably withheld.

Section 7.6 Other Patents and Copyrights.

Within 30 days of acquisition or issuance of a Patent, registration of a Copyright, acquisition of a Copyright, or a filing of an application for a Patent or Copyright, as the case may be, the Obligor shall deliver to the Collateral Agent a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be with a Confirmation of Security Interest in the form of Schedule D in respect of such Patent or Copyright confirming the assignment for security of such Patent or Copyright and immediately make all such filings, registrations and recordings as are necessary or appropriate to perfect the Security Interest granted to the Collateral Agent in the Patent or Copyright.

Section 7.7 Remedies.

If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the Obligor, take any or all of the following actions: (i) declare the entire right, title, and interest of the Obligor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 3.6 to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents and Copyrights; and (iii) direct the Obligor to refrain, in which event the Obligor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and the Obligor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Creditors.

ARTICLE 8

PROVISIONS CONCERNING ALL COLLATERAL

Section 8.1 Protection of Collateral Agent’s Security.

Except as otherwise permitted by the Credit Documents, the Obligor will do nothing to impair the rights of the Collateral Agent in the Collateral. The Obligor will at all times maintain insurance, at the Obligor’s own expense to the extent and in the manner provided in the Credit Documents. If any Event of Default shall have occurred and be continuing, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 10.10. The Obligor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of the Obligor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Obligor.

Section 8.2 Warehouse Receipts Non-Negotiable.

To the extent practicable, the Obligor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its inventory, the Obligor shall request that such warehouse receipt or receipt in the nature thereof shall not be negotiable.

Section 8.3 Additional Information.

The Obligor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 Business Days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been reasonably requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent. Without limiting the forgoing, the Obligor agrees that it shall promptly (and in any event within 10 Business Days after its receipt of the respective request) furnish to the Collateral Agent such updated Schedules as may from time to time be reasonably requested by the Collateral Agent.

Section 8.4 Further Actions.

The Obligor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral at leas to the extent described in Section 4.1.

Section 8.5 Financing Statements.

The Obligor agrees to execute if required and deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby at least to the extent described in Section 4.1. The Obligor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. The Obligor hereby authorizes the Collateral Agent to file any such financing statements without the signature of the Obligor where permitted by law (and such authorization includes describing the Collateral as Inventory, Equipment, Accounts, Other and Motor Vehicles Included or all of the present and after-acquired personal property of the Obligor, as applicable in such jurisdiction).

ARTICLE 9

INDEMNITY

Section 9.1 Indemnity.

(1)

The Obligor agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Creditor and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 9.1(1) referred to individually as “Indemnitee”, and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable legal fees and expenses) (for the purposes of this Section 9.1(1) the foregoing are collectively called “Indemnified Liabilities”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Credit Documents or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 9.1(1) for Indemnified Liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee, any Affiliate of such Indemnitee, or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Obligor agrees that upon written notice by any Indemnitee of the assertion of such Indemnified Liabilities, the Obligor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify the Obligor of any such assertion of which such Indemnitee has knowledge.

(2)	Without limiting the application of Section 9.1(1), the Obligor agrees to pay or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(3)	Without limiting the application of Section 9.1(1) and Section 9.1(2), the Obligor agrees to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by the Obligor in this Agreement, any other Credit Document or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Credit Document.

(4)	If and to the extent that the obligations of the Obligor under this Section 9.1 are unenforceable for any reason, the Obligor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

Section 9.2 Indemnity Obligations Secured by Collateral; Survival.

Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of the Obligor contained in this Article 9 shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all of the Notes issued, and Loans made, under the Credit Agreement, and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE 10

GENERAL

Section 10.1 Notices.

Any notices, directions or other communications provided for in this Agreement must be in writing and given in accordance with the Credit Agreement.

Section 10.2 The Collateral Agent and the other Secured Creditors.

The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth in Section 12 of the Credit Agreement.

Section 10.3 No Merger, Survival of Representations and Warranties.

This Agreement does not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Collateral Agent or any of the Secured Creditors will operate by way of merger of, or in any way affect, the Security Interest, which is in addition to, and not in substitution for, any other security now or hereafter held by the Collateral Agent and the Secured Creditors in respect of the Secured Obligations. The representations, warranties and covenants of the Obligor in this Agreement survive the execution and delivery of this Agreement and any advances under the Credit Agreement. Notwithstanding any investigation made by or on behalf of the Collateral Agent or the Secured Creditors the covenants, representations and warranties continue in full force and effect.

Section 10.4 Further Assurances.

The Obligor will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Collateral Agent may require and take all further steps relating to the Collateral or any other property or assets of the Obligor that the Collateral Agent may require for (i) protecting the Collateral, (ii) perfecting the Security Interest, and (iii) exercising all powers, authorities and discretions conferred upon the Collateral Agent. After the Security Interest becomes enforceable, the Obligor will do all acts and things and execute and deliver all documents and instruments that the Collateral Agent may require for facilitating the sale or other disposition of the Collateral in connection with its realization.

Section 10.5 Supplemental Security.

This Agreement is in addition to, without prejudice to and supplemental to all other security now held or which may hereafter be held by the Collateral Agent or the Secured Creditors.

Section 10.6 Successors and Assigns.

This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 10.9, (ii) be binding upon the Obligor, its successors and assigns; provided, however, that the Obligor shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (with the prior written consent of the Required Secured Creditors), and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by the Obligor herein or in any certificate or other instrument delivered by the Obligor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Credit Documents regardless of any investigation made by the Secured Creditors or on their behalf.

Section 10.7 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.8 Amendment and Waiver.

Except as provided in Section 10.9, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Obligor (or, to the extent any other Security Document requires waivers or amendments thereunder to occur in accordance with the provisions of this Agreement, the pledgor, transferor, mortgagor under such other Security Document) and the Collateral Agent (with the written consent of the Required Secured Creditors); provided, however that any change, waiver, modification or variance affecting the rights and benefits of a single Class of Secured Creditors (and not all Secured Creditors in a like or similar manner) also shall require the written consent of the Requisite Creditors of such affected Class. For the purpose of this Agreement, the term “Class” shall mean each class of Secured Creditors, i.e., whether (x) the Lender Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as the holders of the Other Obligations. For the purpose of this Agreement, the term “Requisite Creditors” of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Lenders (or, to the extent provided in Section 13.12 of the Credit Agreement, each of the Lenders), and (y) with respect to the Other Obligations, the holders of at least a majority of all Other Obligations outstanding from time to time.

Section 10.9 Termination; Release.

(1)	After the Termination Date, this Agreement shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Obligor (provided that all indemnities set forth herein including, without limitation, in Section 9.1 hereof, shall survive termination) and the Collateral Agent, at the request and expense of the Obligor, will promptly execute and deliver to the Obligor a proper instrument or instruments (including PPSA discharge statements) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Obligor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent or any of its sub agents hereunder and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

(2)

In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) (x) at any time prior to the Termination Date, in connection with a sale or disposition permitted by Section 9.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement), or (y) at any time thereafter, to the extent permitted by the Other Credit Documents, and in the case of clauses (x) and (y), the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement or other Credit Document, as the case maybe, to the extent required to be so applied, the Collateral Agent, at the request and expense of the Obligor, will duly release from the Security Interest created hereby (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to the Obligor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.

(3)	At any time that the Obligor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 10.9(1) or (2), the Obligor shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the Obligor stating that the release of the respective Collateral is permitted pursuant to such Section 10.9(1) or (2). If reasonably requested by the Collateral Agent (although the Collateral Agent shall have no obligation to make such request), the Obligor shall furnish appropriate legal opinions (from counsel, reasonably acceptable to the Collateral Agent) to the effect set forth in this Section 10.9(3).

(4)	The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent believes to be in accordance with) this Section 10.9.

Section 10.10 Application of Proceeds of Security.

(1)	All monies collected by the Collateral Agent (or to the extent any other Security Document requires proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the collateral agent under such other Security Document) upon any sale or other disposition of Collateral, together with all other moneys received by the Collateral Agent hereunder shall be applied as follows:

(a)	first, to the payment of all amounts owing to the Collateral Agent of the type described in clauses (c), (d) and (e) of the definition of “Obligations”;

(b)	second, to the extent proceeds remain after the application pursuant to the Section 10.10(1)(a), to the payment of all amounts owing to the Administrative Agent and the Collateral Agent of the type described in clauses (e) and (f) of the definition of “Obligations”;

(c)	third, to the extent proceeds remain after the applications pursuant to the preceding Section 10.10(1)(a) and (b), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors, with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(d)	fourth, to the extent proceeds remain after the applications pursuant to the Section 10.10(1)(a) through (c), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(e)	fifth, to the extent proceeds remain after the application pursuant to preceding clauses (a) through (d), inclusive, notably to any of their remaining unpaid Obligations; and

(f)	sixth, to the extent proceeds remain after the applications pursuant to Section 10.10(1)(a) through (e), inclusive, and following the termination of this Agreement pursuant to Section 10.9, to the Obligor or to whomever may be lawfully entitled to receive such surplus.

(2)	For the purposes of this Agreement: (i) “Pro Rata Share” means when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction, the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secured Creditor’s Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations of all Secured Creditors or all Secondary Obligations of all Secured Creditors, respectively; (ii) “Primary Obligations” means (i) in the case of the Credit Document Obligations, all unpaid principal of, premium, if any, fees and interest on, all Loans, all Unpaid Drawings, the Stated Amount of all outstanding Letters of Credit and all Fees and (ii) in the case of the Other Obligations, all amounts due under each Interest Rate Protection Agreement with an Other Creditor (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities); and (iii) “Secondary Obligations” means all Obligations which do not constitute Primary Obligations.

(3)	When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for the purposes of making determinations under this Section 10.10 only) (i) first, to their respective Primary Obligations; and (ii) second, to their respective Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(4)	Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Security Documents to which the Obligor is a party, agrees and acknowledges that if the Lender Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all outstanding Revolving Loans under the Credit Agreement and Unpaid Drawings have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and rateable benefit of the Lender Creditors, as cash security for the repayment of Secured Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security the repayment of all Secured Obligations owing to the Secured Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with this Section.

(5)	All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors and (y) if to the Other Creditors, to the trustee paying agent or other similar representation (each, a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(6)

For the purposes of applying payments received in accordance with this Section, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Other Creditors for a determination (which the

Administrative Agent, each Representative and the Other Creditors agree (or shall agree) to provide upon the request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Secured Creditors. Until it has received written notice from a Secured Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from an Other Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Interest Rate Protection Agreements are in existence.

(7)	It is understood that the Obligor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

Section 10.11 Conflict

In the event of any conflict between the provisions of this Agreement and the provisions of the Credit Agreement which cannot be resolved by both provisions being complied with, the provisions contained in the Credit Agreement will prevail to the extent of such conflict.

Section 10.12 Governing Law.

(1)	This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)	The Obligor irrevocably attorns and submits to the exclusive jurisdiction of any court of competent jurisdiction of the Province of Ontario sitting in Toronto, Ontario in any action or proceeding arising out of or relating to this Agreement and the other Credit Documents to which it is a party. The Obligor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum. Nothing in this Section limits the right of the Collateral Agent to bring proceedings against the Obligor in the courts of any other jurisdiction.

(3)	The Obligor hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Obligor at 8607 Roberts Drive, Suite 250, Atlanta, Georgia, USA 30350. Nothing in this Section affects the right of the Collateral Agent to serve process in any manner permitted by law.

IN WITNESS WHEREOF the Obligor has executed this Agreement.

ICL INDUSTRIAL CONTAINERS ULC

Per:	/s/ Jeffrey M. O’Connell
Title: Vice President and Secretary